The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 2Q EPS OF $.54

Provides Second Half Guidance

Charlotte, NC (August 19, 2010) – The Cato Corporation (NYSE: CATO) today reported net income of $16.0 million or $.54 per diluted share for the second quarter ended July 31, 2010, compared to net income of $16.7 million or $.56 per diluted share for the second quarter ended August 1, 2009.  Net income decreased 4% and earnings per diluted share decreased 4% from last year.  Sales for the second quarter were $231.9 million, a 3% increase over sales of $225.4 million last year.  Second quarter comparable store sales increased 2%.

For the six months ended July 31, 2010, the Company earned net income of $43.1 million or $1.46 per diluted share, compared with net income of $35.5 million or $1.20 per diluted share for the six months ended August 1, 2009, an increase of 21% in net income and 22% in earnings per diluted share.  Sales for the first half were $491.6 million, a 6% increase over the prior year’s first half sales of $463.4 million.  Comparable store sales for the first half increased 5%.

“We experienced good same-store sales in the second quarter and continued to control our inventory well,” stated John Cato, Chairman, President, and Chief Executive Officer.  “Even with better than expected sales year-to-date, we continue to believe much uncertainty exists as we look forward.  We are maintaining our original guidance for the second half of the year and we continue to manage our business tightly.”

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

Second quarter gross margin was 38.3% compared to 36.3% last year due primarily to lower markdowns.  Second quarter SG&A costs as a percent of sales increased to 26.9% from 25.1% last year primarily as a result of higher accrued incentive compensation and worker’s compensation costs.  The effective tax rate for the quarter was 36.2% compared to 29.7% last year.  The lower tax rate in 2009 was primarily due to the impact of the resolution of various tax audits and increased earnings per diluted share approximately $.05 in last year’s second quarter.

Based on year-to-date results and the Company’s original guidance for the second half, earnings per diluted share for the year is estimated to be in the range of $1.83 to $1.89 versus $1.55 last year, an increase of 18% to 22%.  By quarter, earnings per diluted share are estimated to be in the range of $.12 to $.15 versus $.10 last year for the third quarter and $.25 to $.28 versus $.25 last year for the fourth quarter.  Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 3% to flat.

During the first half, the Company opened 13 new stores, relocated three stores and closed nine stores.  Six of the closings were It’s Fashion stores closed to open as It’s Fashion Metro stores in the same market.  The Company now expects to open approximately 41 stores during 2010.  As of July 31, 2010, The Cato Corporation operated 1,275 stores in 31 states, compared to 1,285 stores in 31 states as of August 1, 2009.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”.  The Company’s Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED JULY 31, 2010 AND AUGUST 1, 2009

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	July 31,	%	August 1,	%	July 31,	%	August 1,
	2010	Sales	2009	Sales	2010	Sales	2009

REVENUES
Retail sales	$231,865	100.0%	$225,369	100.0%	$491,625	100.0%	$463,423
Other income (principally finance,
late fees and layaway charges)	2,862	1.2%	2,897	1.3%	5,785	1.2%	5,870

Total revenues	234,727	101.2%	228,266	101.3%	497,410	101.2%	469,293

GROSS MARGIN (Memo)	88,826	38.3%	81,910	36.3%	201,732	41.0%	178,051

COSTS AND EXPENSES, NET
Cost of goods sold	143,039	61.7%	143,459	63.7%	289,893	59.0%	285,372
Selling, general and administrative	62,268	26.9%	56,480	25.1%	130,828	26.6%	121,124
Depreciation	5,277	2.3%	5,482	2.4%	10,547	2.2%	11,026
Interest and other income	(957)	-0.4%	(861)	-0.4%	(1,849)	-0.4%	(1,921)

Cost and expenses, net	209,627	90.4%	204,560	90.8%	429,419	87.3%	415,601

Income Before Income Taxes	25,100	10.8%	23,706	10.5%	67,991	13.9%	53,692

Income Tax Expense	9,081	3.9%	7,048	3.1%	24,912	5.1%	18,220

Net Income	$16,019	6.9%	$16,658	7.4%	$43,079	8.8%	$35,472

Basic Earnings Per Share	$0.54		$0.57		$1.46		$1.21

Diluted Earnings Per Share	$0.54		$0.56		$1.46		$1.20

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 31, 2010	August 1, 2009	January 30, 2010
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$68,336	$28,888	$50,385
Short-term investments	165,755	145,427	147,955
Restricted cash	2,547	9,057	2,575
Accounts receivable - net	39,747	41,798	40,154
Merchandise inventories	95,720	93,807	118,628
Other current assets	13,100	14,283	11,070

Total Current Assets	385,205	333,260	370,767

Property and equipment – net	100,869	111,001	102,769

Other assets	7,499	7,324	7,454

TOTAL	$493,573	$451,585	$480,990

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$152,944	$141,130	$168,468

Noncurrent Liabilities	20,449	21,167	21,210

Stockholders' Equity	320,180	289,288	291,312

TOTAL	$493,573	$451,585	$480,990

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510